EXHIBIT 10.25
Dated  6 DECEMBER 2023
CRH Group Services Limited
and
Albert Manifold
_________________________________________________
GROUP CHIEF EXECUTIVE SERVICE AGREEMENT
_________________________________________________

This Agreement is made on December 6, 2023 between
(1)CRH Group Services Limited incorporated in the Ireland whose registered office is at 42
Fitzwilliam Square, Dublin 2 (the “Company”); and
(2)Albert Manifold of [*****] (the “Executive”).
This Agreement records the terms on which the Executive will serve the Group as its Group
Chief Executive.
1.Interpretation
In this Agreement (and any schedules to it):
“Board” means the board of directors of CRH plc from time to time or anyone/any person or committee nominated by the board of directors as its representative for the purposes of this Agreement;
“Chairman” means Chairman of the Board of CRH plc;
“Employment” means the employment governed by this Agreement;
“Group” means the Company, any Associated Company and any undertakings which are subsidiary undertakings or holding undertakings of any Associated Company, and each undertaking which is a member of the Group shall be a “Group Company”;
“Person” means any individual person, firm, company, partnership, unincorporated association, joint venture or other legal entity; and
“Termination Date” means the date on which the Employment terminates.
2.Commencement of Employment as Group Chief Executive Officer
1.The Employment of the Executive under this Agreement commenced on I January
2014 (the “Commencement Date”). The Employment will continue thereafter, unless and until it is terminated or terminates in accordance with the provisions of this
Agreement. It is acknowledged that the Executive has previously been continuously employed in different roles by the Company since 7 September 1998.
3.Appointment and Duties of the Executive
1.The Executive will serve as Group Chief Executive Officer.
2.The Executive will:

(a)subject as provided for in clause 5.1, devote all of his working time, attention and skill to the Employment;
(b)properly perform his duties and exercise his powers;
(c)accept any offices or directorships in/with Group Companies as reasonably required by the Board;
(d)comply with all applicable rules and regulations issued by the Company:
(e)obey the reasonable and lawful directions of the Board; and
(f)use his best endeavours to promote the interests and reputation of every
Group Company.
3.The Executive accepts that the Company may require him to perform duties for any other Group Company, for part of his working time. In performing those duties, clause 3.2.(d) will apply as if references to the Company are to the appropriate Group
Company. The Company will remain responsible for the payments and benefits the
Executive is entitled to receive under this Agreement.
4.The Executive will keep the Board (and, where appropriate the board of directors of any other Group Company) fully informed of his conduct of the business, finances or affairs of the Company or any other Group Company in a prompt and timely manner.
The Executive will provide information to the Board in writing if requested.
5.The Executive will promptly disclose to the Board full details of any wrongdoing by any employee of any Group Company where he is aware of that wrongdoing and where it is material to that relevant company or to the interests or reputation of any
Group Company.
6.Each year during the Employment, the Executive will, at the expense of the
Company, undergo a medical examination by a medical practitioner. If the Executive becomes aware of any health issue which may impact on his ability to perform his duties as Chief Executive, he will immediately notify the Chairman thereof.
7.The Board shall be entitled to appoint an interim Chief Executive and to vest in that person the duties of Chief Executive in any case where the Executive is incapacitated or unable to perform his duties.
4.Hours
1.The Executive will comply with the Company’s normal hours of work and will also work any additional hours which may be reasonably necessary to perform his duties to the satisfaction of the Board. The Executive will not receive any further remuneration for any hours worked in addition to the normal working hours.
2.The Executive and the Company agree that, as the Executive is able to determine the duration of his working time himself, Part 2 of the Organisation of Working Time Act
1997 shall not apply to his Employment under this Agreement.
5.Interests of the Executive
1.The Executive’s current interests (including all directorships and any shareholdings in companies other than CRH plc) at the date of this Agreement are set out in Schedule
1. The Executive will be permitted to carry out any such disclosed interests during the course of the Employment and to be paid and retain fees therefor, subject to the limitations set out in clauses 3.2.(a) and 5.2. Any additional business involvements that may arise or be offered to the Executive outside of the CRH Group will be disclosed to, and be subject to, the agreement of the Chairman.  While the Executive is a member of the CRH Board of Directors, if such additional business involvements are agreed by the Chairman, the approval of the CRH Board will also be required prior to acceptance of any external Board position.
2.Subject to the permitted investments set out in clause 5.3, during the Employment the
Executive will not be directly or indirectly engaged or concerned in the conduct of any activity in any  country in which the Company or any Group Company has significant presence, which is similar to or competes with any activity carried on by any Group Company (except as a representative of the Company or with the written consent of the Board),
3.The Executive may not hold or be interested in investments which amount to more than five per cent of the issued securities of any class of any one company which are listed or quoted on any recognised Stock Exchange.
4.The Executive will (and will endeavour to procure that his spouse and dependent children) comply with all rules of law, and rules or policies applicable to CRH plc from time to time in relation to the holding or trading of securities in CRH plc.
6.Location
1.The Executive will work at the principal office of the Company where he will be expected to be based. He will also be required to travel and work outside Ireland.
7.Salary and Benefits
1.The Company will pay the Executive a basic salary of € 1,709,442 per annum (less any deductions which the Company is required by law to make). Salary will be paid monthly in arrears and will accrue from day to day. The Executive’s basic salary will be reviewed annually by the Board Remuneration Committee, such review not to result in a basic salary lower than the salary in the previous year unless otherwise agreed with the Executive.
2.The basic salary referred to in clause 7.1 includes director’s fees from Group
Companies and any other companies in which the Executive is required to accept a directorship under the terms of this Employment. To achieve this:
(a)the Executive will repay any fees he receives to the Company; or
(b)his salary will be reduced by the amount of those fees; or
(c)a combination of the methods set out in clauses 7.2(a) and 7.2(b) will be applied.
3.The Executive is entitled to 28 days’ paid holiday each calendar year of the Company
(in addition to other public holidays), to be taken at times to be agreed in advance with the Chairman. Holiday entitlement will accrue on a pro-rated basis. For part calendar years, the Executive’s holiday entitlement for the year will be pro-rated to the length of his service in that year. The Company may require the Executive to take any accrued holiday during any notice period. If, on the Termination Date, the
Executive has exceeded his accrued holiday entitlement, the excess may be deducted from any sums due to him.
4.If the Executive is absent from work due to sickness or injury which is caused by the fault of another person, and as a consequence recovers from that person or another person any sum representing compensation for loss of salary under this Agreement, the Executive will repay to the Company any money it has paid to him as salary in respect of the same period of absence.
5.The Executive will be eligible to receive an annual bonus of up to 225% of basic annual salary, with a target of 112.5%, which will be tied to performance targets set from time to time and to the achievement of agreed personal objectives. The bonus is subject to a share deferral annually as may be determined by the Board Remuneration
Committee. Any bonus will be paid to the Executive in accordance with any bonus plan rules from time to time in force less any deductions which the Company is required by law to make and may be refundable in circumstances determined by the company.
6.The Executive will be eligible to participate in the CRH 2014 Performance Share
Plan (or any successor or replacement plan approved by shareholders) up to 365% of basic annual salary in accordance with the rules of that plan.
7.The Company will provide the Executive with a suitable motor car the cost of which shall be subject to the approval of the Chairman (together with the right to use such car for business or private purposes on such terms as to private use as the Board of
Directors of the Company may from time to time direct) and will discharge the road tax and insurance premiums payable thereon together with all running expenses incurred in connection with travelling in Ireland with the exception of costs associated with traffic violations which will be the responsibility of the driver. While the car shall remain the property of the Company the Executive shall ensure that at all times when it is driven it is in the state and condition required by law. The Executive shall ensure that the car is properly maintained and shall on the termination of this
Contract, return the car in a roadworthy condition to the Company without delay.
8.The Executive will be covered by the Group’s Directors and Officers liability insurance on the same basis as other members of the Board.
9.The Executive will be provided with cover under a medical scheme for his benefit and for the benefit of his wife and dependent children, subject to the terms of the relevant health insurance scheme from time to time. The Executive understands that any claim he may have in respect of the Scheme will be against the insurer, not the
Group.
10.The Executive will be covered for a Death-in-Service Lump Sum Benefit of three times gross basic annual salary subject to the terms of the insurance policy in place from time to time.
11.The Executive is eligible to receive long term disability cover of 2/3rd of gross annual basic salary less the state disability pension (the “Disability Cover”). The Disability
Cover is subject to the terms and conditions of the insurer’s policy in place from time to time.  The Executive is admitted to the Company’s insured scheme as at the date of execution of this agreement.  If the maximum benefit payable is lower than the
Disability Cover then the Company shall pay the Executive the difference between the amount received and the Disability Cover for the duration of the insured claim provided always that the Executive is not receiving in excess of the Disability Cover at any time. In the event that the Company does not have a Disability Cover policy in place with an insurance provider, the Company shall operate a Disability Cover
Scheme pursuant to which the Executive will be eligible to receive Disability Cover, subject to the relevant terms and conditions of the Company’s scheme.
12.In the case of incapacity to attend work due to illness or injury, the Executive will be paid sick pay consisting of full remuneration (other than in respect of bonus and other incentive arrangements, for which the discretion of the Board Remuneration
Committee will remain) up to six months, less statutory sick pay and any other social welfare benefits in any 12 month rolling period. As a condition of payment a medical doctor must certify absence from work in excess of two days. Medical certificates must be submitted to the Company on the third day of absence and weekly thereafter.
The Company reserves the right to refer the Executive for a medical examination, to determine the state of his health, and/or physical or mental capability to carry out his duties, at any time during his employment, and to receive a report thereon.
13.The Company will reimburse the Executive’s annual subscription fee to a professional institution relevant to his role in the Company (the Company to determine at its sole discretion whether membership of a professional institution is relevant). Full membership details and receipt will be required.

8.Shareholding Requirements
1. In accordance with the remuneration policies applied by the Board Remuneration
Committee from time to time, the Executive shall be required to maintain certain shareholding requirements, which may include a required ownership percentage for the duration of his employment and a minimum post-employment required ownership percentage of common stock in CRH Plc. The terms of these shareholding requirements shall be determined from time to time by the Board Remuneration
Committee and communicated to the Executive accordingly.
2.The Board Remuneration Committee of CRH plc shall be responsible for the administration of the requirements contained in this clause 8 and shall determine the appropriate means of enforcing its provisions which may include the withholding of shares by CRH plc or considering the Executive in breach of his obligations under this agreement. Should the Executive breach this requirements of this Agreement as a result of an unexpected and precipitous decrease in the CRH share price, the
Executive shall remedy the breach as soon as reasonably possible. The Board
Remuneration Committee shall have the discretion to determine, in consultation with the Executive, a reasonable time period in which the Executive must remedy the said breach.
9.Expenses
1.The Company will refund to the Executive all reasonable expenses properly incurred by him in performing his duties under this Agreement, provided that these are incurred in accordance with Company expenses policy from time to time. The
Company will require the Executive to produce receipts or other supporting documents as proof that he has incurred any expenses he claims.
2.If the Executive is provided with a credit or charge card by the Company, this must only be used for expenses which he incurs in performing the duties of the
Employment.
10.Confidentiality
1.Without prejudice to the common law duties which he owes to the Group, the
Executive agrees that he will not, except in the proper performance of his duties, copy, use or disclose to any person any of the Group’s trade secrets, or confidential information. This restriction will continue to apply after the termination of the
Employment without limit in time but will not apply to trade secrets or confidential information which become public other than through unauthorised disclosure by the
Executive. The Executive will use his best endeavours to prevent the unauthorised copying use or disclosure of such information.  Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit the Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Nothing in this Agreement shall be read as requiring the Executive to waive any right the Executive may have to receive an award for information provided to any governmental entity.
2.For the purposes of this Agreement, trade secrets and confidential information include but will not be limited to technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Group and other forms of information considered by the Group to be confidential and in the nature of trade secrets
(including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) and any other information in whatever form (written, oral, visual and electronic) concerning the confidential affairs of the Group. In the course of the Employment the Executive is likely to obtain trade secrets and confidential information belonging or relating to other Group Companies and other persons. He will treat such information as if it falls within the terms of clause 10.1 and clause 10.2 will apply with any necessary amendments to such information. If requested to do so by the Group, the Executive will enter into an agreement with other Group Companies and any other persons in the same terms as clause 10.1 with any amendments necessary to give effect to this provision.
11.Intellectual Property Rights
1.For the purposes of this clause, “Intellectual Property” means patents, trade marks, service marks, registered designs (including applications for and rights to apply for any of them), inventions, unregistered design rights, logos, trade or business names, copyrights, database rights, confidential information, knowhow and any similar rights in any country.
2.The Executive acknowledges that (i) it is part of his normal duties to develop the products and services of the Group; and (ii) because of the nature of his position he has a special obligation to further the interests of the Group. All Intellectual Property which the Executive develops or produces in the course of his Employment duties, or outside such duties but relating to the business of the Group, will be owned by the
Company to the fullest extent permitted by law. The Executive agrees, at the
Company’s expense, to sign all documents and carry out all such acts as will be necessary to vest such Intellectual Property in the Company, and to obtain protection and enforce the Company’s rights anywhere in the world. The Executive also hereby waives all moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, further to this clause. The Executive will not copy, disclose or make use of any Intellectual Property belonging to the Company (whether or not subject to this clause) except to the extent necessary for the proper performance of his duties. Rights and obligations under this clause will continue after the termination of this Agreement in respect of all Intellectual Property arising during the
Employment.
12.Termination and Suspension
1.The Employment will continue until terminated by either party giving written notice at any time as set out in clause 12.2.
2.Each of the Company and the Executive may terminate the Employment by giving to the other not less than twelve months’ written notice.
3. In the event that written notice is served by either party in accordance with Clause
12.2 at any time following the date of execution of this contract, the Executive’s employment will be deemed to have terminated by reason of retirement.
4.The Company may at its sole and absolute discretion pay a sum equal to the
Executive’s full remuneration (other than in respect of bonus, performance share plan and other incentive arrangements, for which the discretion of the Board Remuneration
Committee will remain) in lieu of any unexpired period of notice (less any deductions the Company is required by law to make).
5.Notwithstanding the other provisions of the Agreement, the Company may terminate the Employment by giving written notice to take immediate effect if the Executive does not perform the duties of the Employment for a period of 120 consecutive days or 180 days (whether or not consecutive) in any period of 365 days because of sickness, injury or other incapacity. Notice can be given whilst the Executive continues not to perform his duties or on expiry of the 120 or 180 day period. In this clause, ‘days’ includes Saturdays, Sundays and public holidays. The Employment will not be terminated under this clause 12.5 if to do so would operate to deprive the
Executive of benefits in payment under any permanent health insurance policy provided by the Company.

6.Notwithstanding the other provisions of the Agreement, the Company may terminate the Employment by giving written notice to take immediate effect if the Executive:
(a)commits any serious or persistent breach of his material obligations under this Agreement: or
(b)is guilty of any gross misconduct which is materially injurious or causes financial or reputational harm to any Group Company; or
(c)is guilty of dishonesty or is convicted of an offence (other than a motoring offence which does not result in imprisonment) whether in connection with the Employment or otherwise; or
(d)commits (or is reasonably believed by the Board to have committed) a material breach of any relevant legislation in force which may affect or relate to the business of any Group Company; or
(e)becomes of unsound mind, is bankrupted or has a receiving order made against him or makes any general composition with his creditors or takes advantage of any statute affording relief for insolvent debtors; or
(f)becomes disqualified from being a director of a company or if the
Executive’s directorship of the Company terminates without the consent or concurrence of the Company.
7.Where the Company terminates the Employment by giving written notice to take immediate effect in accordance with clause 12.6, for the avoidance of doubt there is no obligation to give notice as set out in clause 12.2 or any other period of notice or to make any payment in lieu of notice.
8.When the Employment terminates, the Company may deduct from any money due to the Executive (including remuneration) any amount which he owes to any Group
Company.
9.The Board may suspend the Executive from the Employment on full remuneration
(other than in respect of bonus, performance share plan and other incentive arrangements for which the discretion of the Remuneration Committee will remain) at any time and for any reason to investigate any matter in which the Executive appears to be involved (whether directly or indirectly) and to conduct any related disciplinary proceedings.
13.Garden Leave
1.At any time after notice to terminate the Employment is given by either party under clause 12 above, or if the Executive resigns without giving due notice and the
Company does not accept his resignation, the Company may, at its absolute discretion, require the Executive to take a period of absence, called garden leave, for some or all of the remaining period of notice pursuant to clause 12, which for the avoidance of doubt could be for a maximum period of 12 months (pursuant to clause
12.2) (the “Garden Leave Period”). The provisions of this clause shall apply to any
Garden Leave Period. During the Garden Leave Period, the Executive will be entitled to receive full remuneration (other than in respect of bonus, performance share plan and other incentive arrangements for which the discretion of the Board Remuneration
Committee will remain) in accordance with the terms of this Agreement, any unused holiday accrued at the commencement of the Garden Leave Period and any holiday accrued during any such period will be deemed to be taken by the Executive during the Garden Leave Period. At the end of the Garden Leave Period, the Company may,
at its sole and absolute discretion, pay the Executive full remuneration (other than in respect of bonus and other incentive arrangements for which the discretion of the
Board Remuneration Committee will remain) in lieu of the balance of any period of notice given by the Company or the Executive (less any deductions the Company is required by law to make),

2.The Company may require that the Executive will not, without prior written consent of the Board or as otherwise permitted pursuant to clause 5 above, be employed or otherwise engaged in the conduct of any activity, whether or not of a business nature, during the Garden Leave Period and further, if so requested by the Company, the
Executive will not:
(a)enter or attend the premises of the Company or any other Group Company; or
(b)contact or have any communication with any customer or client of the
Company or any other Group Company in relation to the business of the
Company or any other Group Company (other than purely social contact); or
(c)contact or have any communication with any employee, officer, director, agent or consultant of the Company or any other Group Company in relation to the business of the Company or any other Group Company (other than purely social contact); or
(d)remain or become involved in any aspect of the business of the Company or any other Group Company except as required by such companies.
3.During the Garden Leave Period, the Company may require the Executive:
(a)to comply with the provisions of clause 16; and
(b)to immediately resign from any directorship, trusteeships or other offices which he holds in the Company, any other Group Company or any other company where such directorship or other office is held as a consequence or requirement of the Employment, unless he is required to perform duties to which any such directorship, trusteeship or other office relates in which case he may retain such directorships, trusteeship or other offices while those duties are ongoing. The Executive hereby irrevocably appoints the Company to be his attorney to execute any instrument and do anything in his name and on his behalf to effect his resignation if he fails to do so in accordance with this clause 13.3.(b).
4.During the Garden Leave Period:
(a)the Executive shall provide such assistance as the Company or any Group
Company may require to effect an orderly handover of his responsibilities to any individual or individuals appointed by the Company or any Group
Company to take over his role or responsibilities;
(b)the Executive shall make himself available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work (unless the Company has agreed that the Executive may be unavailable for a period); and
(c)the Company may appoint another person to carry out his duties in substitution for the Executive.
5.All duties of the Employment (whether express or implied), including without limitation the Executive’s duties of fidelity, good faith and exclusive service, shall continue throughout the Garden Leave Period save as expressly varied by this clause
13. The Executive agrees that the exercise by the Company of its rights pursuant to this clause 13 shall not entitle the Executive to claim that he has been constructively dismissed provided that the Company complies with its obligations under this
Agreement.
14.Restrictions after Termination of Employment
1.In this clause:

“Capacity” means as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity
“Prohibited Area” means any country in which the Company or any Group
Company has a significant presence at the Relevant Date;
“Restricted Business” those parts of the business of any Group Company with which the Executive (and/or persons reporting to the Executive) were involved to a material extent in the twelve months prior the date of commencement of Garden Leave or the
Termination Date whichever is the earlier;
“Restricted Customer” any firm, company or person who, during the twelve months immediately  prior to the date of commencement of Garden Leave or the Termination
Date whichever is the earlier date, was a customer of or in the habit of dealing with any Group Company or with whom any Group Company was in the process of negotiating in relation to the business of any such Group Company and in each case with whom you (and/or persons reporting to you) had contact or about whom you became aware or informed in the course of your employment;
“Restricted Person” anyone employed or engaged by any Group Company who could materially damage the interests of the relevant Group Company if that person were to be involved in any Capacity in any business concern which competes with any Restricted Business, and with whom the Executive (and/or persons reporting to the Executive) dealt in the twelve months immediately prior to the date of commencement of Garden Leave or the Termination Date whichever is the earlier;
“Relevant Date” means the Termination Date or, if earlier, the date on which the
Executive commences any Garden Leave Period; and
“Restricted Period” means the period of
(a)nine months for the purpose of clause 14.2 (c); and
(b)twelve months for any other purpose;
in either case less any Garden Leave Period, commencing on the Relevant Date, save that in the event the Restricted Period less any Garden Leave Period would result in no period of time or a negative period of time, then for the purposes of this clause 14 there will be deemed to be no further Restricted Period.
2.The Executive is likely to obtain trade secrets and confidential information and personal knowledge of and influence over customers and employees of the Group during the course of the Employment. To protect these interests, the Executive covenants with the Company (for itself and as a trustee and agent for each Group
Company) that the Executive will not, without the prior written consent of the Chair, during the Restricted Period:
(a)in the course of any business concern which is in competition with any
Restricted Business, offer to employ or engage or otherwise endeavour to entice away from any Group Company any Restricted Person; and or
(b)for the Restricted Period, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any
Restricted Business; and/or

(c)in any Capacity within any  country in which the Group operates, carry on or be engaged, concerned or interested in or provide advice to any business concern which is (or intends to be) in competition with any Restricted
Business.
3.Each of the paragraphs contained in clause 14.2 constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.
4.Following the Termination Date, the Executive will not represent himself as being in any way connected with the businesses of the Company or of any other Group
Company (except to the extent agreed by such a company) and neither shall the
Executive disparage the Company or its directors, officers, employees or agents.
5.Any benefit given or deemed to be given by the Executive to any Group Company under the terms of clause 14 is received and held on trust by the Company for the relevant Group Company. The Executive will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company.
6.The Executive agrees that if in the course of his employment or thereafter during the continuance in force of the restrictions set out in this clause 14, the Executive receives an offer of employment from any Person, the Executive will immediately provide that person with a complete and accurate copy of this Agreement.
15.(a) Offers on Liquidation
The Executive will have no claim against the Company or any Group Company if the
Employment is terminated by reason of liquidation in order to reconstruct or amalgamate the Company or by reason of any reorganisation of the Company and the
Executive is offered employment with the company succeeding to the Company upon such liquidation or reorganization and the new terms of employment offered to the
Executive are no less favourable to him than the terms of this agreement.
(b) Change of Control
The Executive shall be entitled to terminate his employment by giving to the
Company not less than thirty days prior notice at any time within six months after a change in control of CRH plc, if the Executive has reasonable grounds to contend that such change of control has resulted or will result in a diminution of his powers, duties or functions in relation to CRH plc. Upon such termination the Company shall make to the Executive in extinction of all and any claims which the Executive may have in respect of the termination of his employment a payment which (subject to the deduction of tax and other statutory payments as required by law and any other sums owed by the Executive to the Company or any Group company) is equal to one years’
remuneration, provided that the Executive accepts such payment in full and final discharge and satisfaction of such (if any) equitable, statutory, contractual and other common law rights, claims and demands as the Executive may have against the
Company and any Group company. For the purpose of this clause, the Executive’s remuneration will be calculated as inclusive of his then current base salary, any
Vested Awards due under the incentive scheme and the cost to the employer of providing all other current contractual benefits which will otherwise be ongoing in nature. The treatment of any annual bonus or Unvested Awards will remain at the discretion of the Board Remuneration Committee in accordance with the provisions of the bonus plan and the rules of the relevant scheme. For the purposes of this Clause a change in control of CRH plc shall be deemed to have occurred if a person or persons acting in concert acquires, directly or indirectly, shares in CRH plc which, when aggregated with any existing holding by such person or persons, carries more than fifty percent (50%) of the voting rights of CRH plc; and in this sub-clause
“person” includes a partnership, company, statutory corporation or other body corporate.
In the event of a dispute between the parties as to whether a change in control of CRH plc has occurred or has resulted or will result in a diminution of the Executive’s powers, duties or functions in relation to CRH plc, the parties hereto shall, at the request of the Executive and in advance of the termination of his employment refer such dispute to a third party for decision. Any such dispute between the parties concerning or relating to the provisions of this Clause shall be referred to such a third party as the parties hereto may mutually agree in writing or, in the default of agreement, to such independent third party as shall be nominated by the President for the time-being of the Institute of Chartered Accountants in Ireland (hereinafter called the “third party”). Once the third party has been agreed or appointed as aforesaid, each of the parties hereto shall, within 10 days of the date thereof, furnish written submissions to the third party setting out their respective positions in relation to the matters in dispute. The third party may, if he or she deems it appropriate to do so, convene a meeting with the parties after receipt of such written submissions. After the third party has heard the parties and/or considered their written submissions, he or she shall make a determination of all matters in dispute. In making such determination, the third party’ shall act as an expert and not as an arbitrator. The decision of the third party shall be final and binding on both parties save in the case of manifest error. The costs incurred by the third party shall be discharged by the Company.
16.Return of Company Property
1.Any time during the Employment (at the request of the Company) and in any event when the Employment terminates, the Executive will immediately return to the
Company:
(a)all documents and other materials (whether originals or copies) made or compiled by or delivered to the Executive during the Employment and concerning all the Group Companies. The Executive will not retain any copies of any materials or other information; and
(b)all other property belonging or relating to any of the Group Companies.
2.If the Executive commences Garden Leave in accordance with clause 13, he may be required to comply with the provisions of clause 16.1.
17.Directorships
1.The Executive’s office as a director of the Company or any other Group Company is subject to the Constitution of the relevant company (as amended from time to time),
If the provisions of this Agreement conflict with the provisions of the Constitution then the Constitution will prevail.
2.The Executive must resign from any office held in any Group Company if he is asked to do so by the Company on the termination of the Employment.
3.If the Executive does not resign as an officer of a Group Company, having been requested to do so in accordance with clause 17.2, the Company will be appointed as his attorney to effect the resignation. By entering into this Agreement, the Executive irrevocably appoints the Company as his attorney to act on his behalf to execute any document or do anything in his name necessary to effect his resignation in accordance with clause 17.2. If there is any doubt as to whether such a document (or other thing)
has been carried out within the authority conferred by this clause 17.3, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act of thing falls within that authority.

4.During the Employment, the Executive will not do anything which could cause him to be disqualified from continuing to act as a director of any Group Company.
18.Notices
1.Any notices given under this Agreement must be given by letter or email. Notice to the Company must be addressed to the Chairman at the Company’s registered office at the time the notice is given. Notice to the Executive must be given to him personally or sent to his last known address.
2.Except for notices given by hand, notices given by post will be deemed to have been given on the next working day after the day of posting and notices given by email will be deemed to have been given in the ordinary course of transmission.
19.Data Protection
1.The Company holds personal information about you which is subject to the General
Data Protection Regulation (GDPR) and the Data Protection Acts 1988-2018. By
signing this Agreement you accept that the Company will process personal information about you where it is necessary to do so in the normal course of the employer/employee relationship and/or in the course of the legitimate business interests pursued by the Company. In doing so, the Company may from time to time require that the personal information is transferred within the Group both inside and outside the European Union and also to third party service providers as necessary to administer your employment (e.g. benefit providers) and as necessary for the
Company’s legitimate business interests (e.g. its professional advisers).
2.Your data will be retained for the duration of your employment plus an additional period (typically 7 years but possibly longer) to address the relevant retention and limitation periods determined by law. The Company will process your personal information in accordance with data protection laws and you can consult the
Company’s Data Protection Policy (as may be amended from time to time) for details about how to exercise rights in respect of data. The Company’s Data Protection
Policy provides detailed information on the processing of personal data.  The
Company will ensure that your information is accurate, kept up to date and not kept for longer than is necessary and you agree to let the Company know of any material change in such personal data (e.g. next of kin for emergency contact purposes).  The
Company will also take measures to safeguard your data against unauthorised or unlawful processing and accidental loss or destruction or damage to the data and the
Company relies on you as an employee to comply with all applicable workplace policies governing the use of Company facilities and the use and disclosure of data.
3.The Company reserves the right to monitor your use of Group facilities in exceptional cases where the Company believes it is necessary to ensure compliance with acceptable usage and other applicable policies therefore you should not assume that workplace email communications are private. You are advised that where appropriate and available, evidence such as CCTV footage, web-logs, etc. will be used by the
Company in the context of internal investigations and/or disciplinary proceedings.
20.Miscellaneous
1.This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.
2.This Agreement may only be modified by the written agreement of the parties.
3.The Executive cannot assign this Agreement to anyone else.
4.References in this Agreement to rules, regulations, policies, handbooks or other similar documents which supplement it or are referred to in it are references to the versions or forms of the relevant documents as amended or updated from time to time.
5.This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt within it. It contains the whole agreement between the parties relating to the Employment at the date the agreement was entered into (except for those terms implied by law which cannot be excluded by the agreement of the parties). The Executive acknowledges that he has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. The Executive agrees and acknowledges that his only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this
Agreement, to the exclusion of all other rights and remedies. By signing the
Agreement, the Executive acknowledges that he does so with full understanding of its meaning and effect and with the benefit of independent legal advice.
6.Neither party’s rights or powers under this agreement will be affected if:
(a)one party delays in enforcing any provision of this Agreement; or
(b)one party grants time to the other party.
7.References to any statutory provisions include any modifications or re-enactments of those provisions.
8.Headings will be ignored in construing this Agreement.
9.If either party agrees to waive his rights under a provision of this Agreement, that waiver will only be effective if it is in writing and it is signed by him. A party’s agreement to waive any breach of any term or condition of this Agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.
10.The Executive will at all times comply with the Rules of any Exchange in which
CRH plc is listed and any corporate governance rules and standards affecting CRH plc.
11.The Executive acknowledges and agrees that any compensation payable pursuant to or contemplated by this Agreement shall be subject to reduction, cancellation, forfeiture or recoupment in accordance with the terms of any Company Clawback policy approved by the CRH Board or any delegated Committee in effect from time to time or applicable law.
12.This Agreement is governed by and will be interpreted in accordance with the laws of
Ireland. Each of the parties submits to the jurisdiction of the courts of Ireland as regards any claim or matter arising under this agreement.

PRESENT when the Common Seal of
CRH Group Services Limited was affixed hereto
/s/ Richie Boucher
Authorised Signatory/ Director
/s/ Neil Colgan
Company Secretary/ Director
SIGNED by Albert Manifold
in the presence of:
/s/ Albert Manifold
Albert Manifold
Witness’s signature:[*****]
Name  Address:[*****]
Occupation:[*****]

Schedule 1
INTERESTS OF EXECUTIVE
[Intentionally Omitted]